Exhibit 10.2

ROCKWELL AUTOMATION, INC.

DIRECTORS DEFERRED COMPENSATION PLAN

1.	Purpose of the Plan.

The purpose of the Directors Deferred Compensation Plan (the Plan) is to permit non-employee directors of Rockwell Automation, Inc. (Rockwell Automation) to defer receipt of all or a part of their director retainer fees paid in cash.

2.	Effective Date.

The Plan was established pursuant to and set forth in a resolution adopted by the Board of Directors (the Board) of Rockwell Automation on December 4, 1996.

3.	Section 409A.

a.

The Plan was amended and restated effective as of November 5, 2008 to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (Section 409A) with respect to deferred retainer fees that were not earned and vested as of December 31, 2004 and any interest deemed credited thereon (Post-2004 Deferrals).

b.	Amounts deferred under the Plan that were earned and vested as of December 31, 2004 and any earnings deemed credited thereon (Grandfathered Deferrals) are not intended to be subject to Section 409A.

c.

Notwithstanding any other provision of the Plan, Rockwell Automation makes no representation that the Plan or any amount deferred under the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Plan or any amount deferred under the Plan.

4.	Participants.

Participants in the Plan shall consist of directors of Rockwell Automation who are not employees of Rockwell Automation or any of its subsidiaries (Non-Employee Directors). The term “subsidiary” as used in the Plan means a corporation more than 50% of the voting stock of which, or an unincorporated business entity more than 50% of the equity interest in which, will at the time be owned directly or indirectly by Rockwell Automation.

5.	Deferral Elections.

Each Non-Employee Director may elect to defer all or a portion of the retainer fees paid in cash which such Non-Employee Director is otherwise entitled to receive from Rockwell Automation for Board, committee or other service for the following year. Any such election with respect to Post-2004 Deferrals shall:

a.	Be made on a form approved by and filed with the Office of the Secretary of Rockwell Automation;

b.	Except as otherwise provided in Section 5.c. of the Plan, be made no later than December 31 of the year immediately preceding the year in which such retainer fees are earned;

c.

For each Non-Employee Director who is first elected to the Board after the first day of a calendar year, be made no later than 30 days after the date such Non-Employee Director first becomes eligible to participate in the Plan (or any plan of a similar type for purposes of Section 409A) and must relate only to retainer fees for the period after the date of such election;

d.	Specify the percentage of retainer fees to be deferred in one percent increments;

e.	Specify the time and form of payment of the deferred retainer fees in a manner consistent with the requirements of Section 6 of the Plan; and

f.	Be irrevocable except as otherwise provided in Section 7 of the Plan.

6.	Payment of Deferred Amounts.

a.

Permissible Payment Events. Any Post-2004 Deferrals made pursuant to Section 5 of the Plan shall be paid only upon (1) the date or dates specified by the Non-Employee Director pursuant to an election made in accordance with Section 5 of the Plan, (2) if so elected in accordance with Section 5 of the Plan, upon the Non-Employee Director’s retirement, resignation or other cessation of service as a member of the Board, provided that such retirement, resignation or other cessation of service constitutes a “separation from service” within the meaning of Section 409A (Separation from Service) or (3) a “change of control” that meets the requirements of Section 409 (Change of Control), after applying the default rules and percentages set forth in Treasury Regulation Section 1.409A-3(i)(5)(v)-(vii). If a retirement, resignation or cessation of service referred to in subclause (2) of the immediately preceding sentence does not so constitute a Separation from Service, payment shall only be made upon an event that does constitute such a Separation from Service.

b.

Time and Form of Payment. Payment of Post-2004 Deferrals made pursuant to Section 5 of the Plan shall be paid (1) at a specified date or dates elected by the Non-Employee Director in a single lump sum on the date so specified or in eight to sixty equal quarterly installments commencing on a date so specified or (2) if the Non-Employee Director elects to receive payments upon a retirement, resignation or cessation of service as set forth in Section 6.a. of the Plan, on the first business day of the calendar quarter immediately following the calendar quarter in which the Separation from Service occurs or in eight to sixty equal quarterly installments commencing on the first business day of the calendar quarter immediately following the calendar quarter in which such Separation from Service occurs, in each case as elected by the Non-Employee Director pursuant to Section 5 of the Plan. Notwithstanding any other provision of this Plan to the contrary, in the event of a Change of Control, Post-2004 Deferrals shall be paid in a lump sum cash payment within 90 days of the date such Change of Control occurs.

c.

Beneficiary Designation and Payments in Event of Death. Each Non-Employee Director may designate a beneficiary who will be entitled to receive payments of amounts deferred under the Plan in the event of the Non-Employee Director’s death. Beneficiary designations will be made on forms approved by and filed with the Office of the Secretary of Rockwell Automation. In the event that no beneficiary designation is made, or the Non-Employee Director is not survived by the designated beneficiary or beneficiaries, payment of any amounts deferred under the Plan will be made to the Non-Employee Director’s surviving spouse, if any, or, if the Non-Employee Director does not have a surviving spouse, to the Non-Employee Director’s estate.

7.	Changes in Elections.

A Non-Employee Director may change any election he or she has previously made pursuant to Section 5 of the Plan, provided that such change:

a.	Does not result in the acceleration of payments;

b.	Is not effective for 12 months after the date such change in deferral election is made;

c.	Results in the deferral of payments with respect to which the election is changed for a period of at least five years; and

d.	Is not made less than 12 months before the first scheduled payment.

8.	Accounts, Deemed Interest, Vesting and Unfunded Status.

a.

Any Post-2004 Deferrals and any earnings deemed credited thereon pursuant to Section 8.b. of the Plan will be credited or debited to a separate book-entry account under the Plan established for the Non-Employee Director (Post-2004 Deferral Account). Any Grandfathered Deferrals and any earnings deemed credited thereon pursuant to Section 8.b. of the Plan will be credited to a separate book-entry account under the Plan established for the Non-Employee Director.

b.

There shall be credited to the Non-Employee Director’s Post-2004 Deferral Account and/or Grandfathered Account at the end of each calendar quarter an additional amount equal to the amount then deferred and owing multiplied by one-fourth of the annual rate for quarterly compounding that is 120% of the “applicable Federal long-term rate” determined by the Secretary of the Treasury pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended, or any successor provision.

c.	Each Non-Employee Director will be 100% vested in his or her Post-2004 Deferral Account and Grandfathered Account.

d.	The Plan is intended to be an unfunded plan and is intended to be exempt from the requirements of the Employee Retirement Income Security Act of 1974, as amended.

9.	Administration of the Plan.

The Plan will be administered by the Compensation and Management Development Committee (the Committee), subject to the right of the Board, in its sole discretion, to exercise or authorize another committee or person to exercise some or all of the responsibilities, powers and authority vested in the Committee under the Plan. The Committee (or the Board or any other committee or person authorized by the Board) will have authority to interpret the Plan and to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, and all such interpretations, rules and regulations will be conclusive and binding on all persons.

10.	Amendment and Termination of the Plan.

The Plan may be amended or terminated by the Board at any time. Amendment or termination of the Plan will not affect the rights of Non-Employee Directors with respect to any amounts previously deferred pursuant to the Plan.

11.	Miscellaneous.

a.	Nothing contained in this Plan shall be deemed to confer upon any person any right to continue as a director of or to be associated in any other way with Rockwell Automation.

b.

Deferrals pursuant to the Plan shall be available in addition to or as alternative to the election available pursuant to Section 8(b) of the Rockwell Automation, Inc. 2003 Directors Stock Plan, as amended, provided that the total of the portion of the Non-Employee Director’s retainer fees paid in cash deferred pursuant to that Section 8(b) and pursuant to the Plan shall in no event exceed the total amount of such retainer fees to which the Non-Employee Director may be entitled for any calendar year.

c.	To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant thereto will be governed by the laws of the State of Delaware.

November 5, 2008

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